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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the use of our report dated June 19, 1997 with respect to the financial statements of Netaccess, Inc. for the year ended September 30, 1996, included in the Brooktrout Technology, Inc. Form 8-K/A dated June 30, 1997, and to the incorporation by reference of such report in the Brooktrout Technology, Inc. Registration Statements (Form S-8 No. 33-55708) pertaining to the 1992 Stock Purchase Plan, (Form S-8 No. 33-55900) pertaining to the 1992 Stock Incentive Plan, the 1984 Incentive Stock Option Plan and the Consultants Plan, (Form S-8 No.'s 33-85264 and 333-12313) pertaining to the 1992 Stock Incentive Plan, and (Form S-3 No. 333-13351) for the registration of 114,254 shares of common stock.


                                            ERNST & YOUNG LLP



Los Angeles, California
September 12, 1997